CPAs & BUSINESS ADVISORS

Consent of Independent Auditors

The consolidated financial statements of Dakota Real Estate Investment Trust as of December 31, 2021 and 2020, and for the years then ended, included in Legal Matters and Audit section of the Offering Circular included within an Offering Statement filed with the Securities and Exchange Commission pursuant to Regulation A, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Offering Circular of our report, dated March 16, 2022, on our audit of the consolidated financial statements of Dakota Real Estate Investment Trust.

Eide Bailly LLP

Fargo, North Dakota
August 4, 2022